Exhibit 10.2

January 7, 2008

Mr. Robert Kocourek

531 Ballymote Court

Matthews, NC 28104

Re:  Change in Control Severance Compensation Agreement

Dear Bob:

The board of directors (the “Board”) of Polymer Group, Inc. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure the continued dedication to the Company of certain senior management personnel, notwithstanding any possibility, threat or occurrence of a Change in Control of the Company (as defined below) or other situations that could result in the termination of your employment.  Accordingly, in order to encourage your continued attention and dedication to your assigned duties regardless of any such possibility, threat or occurrence, the Board has authorized the Company to enter into this “Change in Control Severance Compensation Agreement” (the “Agreement”) in order to provide you with certain compensation and other benefits in the event that your employment with the Company is terminated under the circumstances set forth below.

The terms and conditions of this Agreement are as follows:

1.               Term of the Agreement.  (A) The Term of this Agreement shall commence on the date executed by the Company below and shall end on December 31, 2009; subject to any extension under Paragraph 1(B) below.  In addition, the Term of this Agreement shall automatically end upon the occurrence of any of the following:

(i)                                     Your death or receipt of a Notice of Termination due to Disability;

(ii)                                  Your attainment of your Retirement Date; or

(iii)                               A determination by the Board that you are no longer eligible to receive the benefits set forth in this Agreement in connection with your Termination prior to a Change in Control of the Company due to performance-related matters and your receipt of notice of any such determination; provided, that such a determination shall have no effect if made in anticipation of a Change in Control of the Company and for the sole purpose of avoiding application of this Agreement to your Termination, in which case your Termination shall be deemed to have been a Termination without Cause pursuant to this Agreement and, if the Change in Control of the Company occurs during the Term and within twelve (12) months of your Termination, you shall be entitled to the benefits pursuant to Paragraph 4 payable on the later of (i) the first business day of the calendar year following the calendar year in which the

Termination occurs and (ii) five (5) days following the date of the Change in Control of the Company, but in any event no later than the last day of the calendar year following the calendar year in which the Termination occurs.

(B)                                In the event of a Change in Control of the Company, subject to Paragraph 1(A), the Term of this Agreement shall be automatically extended to the earlier of:  (i) the date that is one year from the date such Change in Control of the Company occurred; or (ii) the occurrence of an event described in Paragraph 1(A)(i) or 1(A)(ii) above.

2.               Change in Control of the Company.  For purposes of this Agreement, a “Change in Control of the Company” shall mean any of the following events:

(A)                              if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing (A) 50% or more of the combined voting power of the Company’s then outstanding securities or (B) 30% or more of the combined voting power of the Company’s then outstanding securities if at such time, such person or group also beneficially owns more of the combined voting power of the Company’s then outstanding securities than an Exempt Person; or

(B)                                during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(C)                                the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(D)                               the consummation of a plan of complete liquidation of the Company or consummation of the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(E)                                 For purposes of this Agreement, the term (i) “Exempt Person” means (a) MatlinPatterson Global Opportunities Fund L.P., MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners B, L.P., MatlinPatterson LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Advisers LLC,

MatlinPatterson Global Opportunities Partners (Bermuda), L.P., MatlinPatterson Global Partners LLC and any of their respective affiliated entities, (b) any person, entity or group under the control of any party included in clause (a), or (c) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

3.               Termination of Employment Following Change in Control of the Company.

(A)                              Termination.  If a Change in Control of the Company occurs, you shall be entitled, upon the subsequent termination of your employment (but only if the “termination of your employment” also constitutes a “separation from service” as defined in Treasury Regulation §1.409A-1(h), as amended or supplemented from time to time) with the Company (“Termination”), to the benefits described in Paragraph 4 below, unless such Termination is:  (i) by you other than for Good Reason; (ii) by the Company for Cause or because of your Disability; or (iii) because of your death or attainment of your Retirement Date.  Any Termination (except a Termination resulting from your death) shall be made by written Notice of Termination from the party initiating such Termination to the other party to this Agreement.

(B)                                Notice of Termination.  A Notice of Termination shall mean a written document stating the specific provision in this Agreement upon which a Termination is based and otherwise setting forth the facts and circumstances which provide the basis for a Termination.

(C)                                Date of Termination.  The Date of Termination shall mean:  (i) if the Termination occurs as a result of Disability, thirty (30) days after a Notice of Termination is given; (ii) if the Termination occurs for Good Reason, the date specified in the Notice of Termination; and (iii) if the Termination occurs for any other reason, the date on which the Notice of Termination is given.

(D)                               Good Reason.  A Termination for Good Reason shall mean a Termination as a result of:

(i)                                     The assignment to you, without your express written consent, of any duties reasonably inconsistent with your position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in your titles or offices (if any) in effect immediately prior to a Change in Control of the Company, or any removal of you from, or any failure to reelect you to, any of such positions, except in connection with your Termination for Cause, death, Disability, or as a result of your attainment of your Retirement Date; or

(ii)                                  A reduction by the Company in your base salary as in effect on the date hereof, or as the same may be increased from time to time thereafter; or

(iii)                               The failure of the Company to continue in effect any material compensation, welfare or benefit plan in which you are participating at the time of a Change in

Control of the Company, without substituting therefor plans providing you with substantially similar benefits at substantially the same cost to you; or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits or materially increase the cost to you under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company; or

(iv)                              Any purported Termination for Cause or Disability without grounds therefor; or

(v)                                 A requirement that you relocate your principal residence at least 100 miles from that in effect prior to the Change in Control to continue to provide services to the Company.

(E)                                 Cause.  A Termination for Cause shall mean a Termination as a result of one or more of the following:  (i) a material breach of this Agreement by you; provided, that if such breach is capable of being cured, you shall be provided 15 days notice to cure such breach, (ii) a breach of your duty of loyalty to the Company or any of its Subsidiaries or any act of dishonesty or fraud with respect to the Company or any of its Subsidiaries, (iii) the commission by you of a felony, a crime involving moral turpitude or other act or omission causing material harm to the standing and reputation of the Company and its Subsidiaries, (iv) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm, or (v) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries.  The burden for establishing the validity of any termination for Cause shall rest upon the Company.  No Termination shall be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described above, and specifying the particulars thereof in reasonable detail.

(F)                                 Disability.  A “Disability” shall mean that, as a result of your incapacity due to physical or mental illness, you shall have been unable to perform your duties with the Company for a period of six (6) months, and have no prospect of returning to employment with the Company within an additional six (6) months; provided, that the Company shall have made a reasonable accommodation of any such incapacity pursuant to, and shall otherwise have complied in all respects with, the provisions of the Americans with Disabilities Act of 1990 or any successors thereto.

(G)                                Retirement Date.  Your “Retirement Date” shall mean the date on which you attain age 70-1/2.

4.               Benefits.  Subject in each case to Paragraph 3(A),

(A)                              The Company shall pay to you in a lump sum payment within five (5) business days following the Date of Termination, an amount that is the sum of (i) twelve (12) times your monthly base salary at the rate in effect at the time a Notice of Termination is given and (ii) one times the greater of (x) your annual bonus earned for the most-recently completed fiscal year of the Company and (y) your annual target bonus for the year which includes the Date of Termination; provided, that you shall have executed a reasonable and customary release in favor of the Company and its subsidiaries releasing all claims related to or arising out of the termination of your employment.

(B)                                In addition to any rights you may have under the 2005 Employee Restricted Stock Plan, all of your then-unvested shares of Restricted Stock issued under such Plan shall vest as of the Date of Termination and, 90 days thereafter, you shall be free to sell such shares without restriction.

(C)                                The Company shall maintain in full force and effect, for a period of twelve (12) months following your Date of Termination, all life insurance and medical insurance plans and programs (the “Company Programs”) in which you are entitled to participate immediately prior to the Date of Termination; provided that your continued participation is possible under the terms and provisions of such Company Programs.  In the event that your participation in any Company Program is not permitted under the terms and provisions thereof, the Company will use its commercially reasonable efforts to provide you with, or arrange coverage for you which is substantially similar to (including comparable terms), the coverage that you would have received under the applicable Company Program.  Notwithstanding the foregoing, the Company’s obligations under this Paragraph 4(C) shall terminate with respect to any Company Program on the date that you first become eligible, after your Date of Termination, for the same type of coverage under another employer’s plan.

(D)                               The Company shall pay all reasonable legal fees and expenses incurred by you as a result of your Termination (including all such reasonable fees and expenses, if any, incurred in contesting or disputing your Termination or in seeking to obtain or enforce any rights or benefits provided by this Agreement).

(E)                                 The Company shall pay the costs of reasonable outplacement services until you are employed on a full-time basis; provided that payment by the Company of such costs shall not exceed $15,000.

(F)                                 You shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise, except as specifically provided in Paragraph 4(C).

(G)                                Notwithstanding the above and unless exempt under Treasury Regulation §1.409A-1(b)(9), if you are a “specified employee” within the meaning of Code §416(i) and Treasury Regulation §1.409A-1(i), no payments may be made under this Agreement before the date that is six months after the Termination (or, if earlier, the date of death of the specified employee).  In such case, all payments to which you are entitled during the first six months shall be accumulated and paid on the first date of the seventh month following Termination.

(H)                               If it is determined that any payments hereunder, either separately or in conjunction with any other payments, benefits and entitlements received by you hereunder, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event, the Company shall be obligated to pay to you promptly following such determination and upon notice thereof a “gross-up” payment in an amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes (including any additional Excise Tax) with respect to any such gross-up payment.

5.                                       Confidential Information.

(A)                              Obligation to Maintain Confidentiality.  You acknowledge that the continued success of the Company and its Subsidiaries, depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information existing prior hereto, now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.”  Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ current or potential business and (ii) is not generally or publicly known.  Confidential Information includes, without specific limitation, the information, observations and data obtained by you during the course of your performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries, information concerning acquisition opportunities in or reasonably related to the Company’s or it Subsidiaries’ business or industry of which you become aware during your employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during your course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.  Therefore, you agree that you shall not disclose to any unauthorized person or use for your own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of your acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order.  You agree to deliver to the Company at the end of your employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its

Subsidiaries (including, without limitation, all Confidential Information) that you may then possess or have under your control.

(B)                                Ownership of Intellectual Property.  You agree to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by you (either solely or jointly with others) while employed by the Company or it Subsidiaries and for a period of one (1) year thereafter (collectively, “Work Product”).  Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all right therein shall vest in the Company or its Subsidiary.  To the extent that any Work Product is not deemed to be a “work made for hire,” you hereby assign and agree to assign to the Company or such Subsidiary all right, title and interest, including without limitation, the intellectual property rights that you may have in and to such Work Product.  You shall promptly perform all actions reasonably requested by the Board (whether during or after your employment) to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

(C)                                Third Party Information.  You understand that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During your employment and thereafter, and without in any way limiting the provisions of Paragraph 5(A) above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or such Subsidiaries) or use, except in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by a member of the Board in writing.

6.               Non-Compete, Non-Solicitation.

(A)                              In further consideration of the compensation to be paid to you hereunder, whether under Article 4 or Paragraph 6(E), you acknowledge that during the course of your employment with the Company and its Subsidiaries you shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries and that your services shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, you agree that, during the time you are employed by the Company and for a period of time equal to twelve (12) months thereafter (the “Noncompete Period”), you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process during your employment on the date of the termination or expiration of your employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses.  Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

(B)                                During the Noncompete Period, you shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during your employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

(C)                                If, at the time of enforcement of this Paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(D)                               In the event of the breach or a threatened breach by you of any of the provisions of this Paragraph 6, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by you of this Paragraph 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured.  You acknowledge that the restrictions contained in Paragraph 6 are reasonable and that you have been given the opportunity to review the provisions of this Agreement with legal counsel.

(E)                                 Absent a Change in Control of the Company, you shall be entitled, upon your Termination (unless such Termination is (i) by you other than for Good Reason; (ii) by the Company for Cause or because of your Disability; or (iii) because of your death or attainment of your Retirement Date), to those Company benefits to which you would otherwise be entitled; provided that you shall receive an amount of severance pay equal to no less than the amount set forth in Paragraph 4(A).

7.               Miscellaneous.

(A)                              Limitation of Effect.  Except as may otherwise be provided in Paragraph 1(A)(iii) or Paragraph 6(E), notwithstanding any other provision in this Agreement, this Agreement shall have no effect on any Termination of your employment prior to a Change in Control of the Company, or upon any Termination of your employment at any time as a result of your Disability, attainment of your Retirement Date, or death; and upon the occurrence of any such events, you shall receive only those benefits to which you would have been otherwise entitled prior to a Change in Control of the Company.

(B)                                Successors.  (i)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Failure of the Company to obtain such assumption or agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

(ii)                                  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

(C)                                Notice.  Notices provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, to you at the address set forth on the first page of this Agreement, or to the Company at Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, NC 28269, Attn: Vice President, Global Human Resources, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt by the other party.

(D)                               Modifications.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and is signed by you and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(E)                                 Interpretation.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(F)                                 Other Agreements.  This Agreement shall supercede all other agreements, arrangements, understandings or policies, related to the payment of severance amounts between you and the Company that are in existence on the date hereof, and shall be the exclusive agreement between you and the Company with respect to the subject matter hereof; provided, that if you would otherwise be entitled to receive any payments in the nature of severance or separation pay from the Company, whether by separate agreement, Company policy, statutory provision or otherwise, any amounts otherwise to be received hereunder shall be reduced on a dollar-for-dollar basis by the amount of such other payments you receive.

(G)                                Consequences of Termination or Expiration.  The provisions of this Agreement that by their nature are intended to survive termination or expiration of this Agreement shall survive termination or expiration.

If you agree that the foregoing correctly sets forth the agreement between us, please sign both copies of this Agreement in the space indicated below and return both copies to the Company.  This Agreement will not become effective until signed by the Company in the space indicated below.  Following proper execution of this Agreement by you and the Company, the Company will return one fully-executed copy to you for your files.

Very truly yours,

Polymer Group, Inc.

/s/Daniel L. Rikard
Daniel L. Rikard

Daniel L. Rikard
Vice President, General Counsel & Secretary

Agreed to as of the date executed by Polymer Group, Inc. below:

EMPLOYEE		POLYMER GROUP, INC.

/s/ Robert Kocourek		/s/Mary Tomasello
Name: Robert Kocourek		Name: Mary Tomasello

Date Signed:	1-8-08	Title: VP Global HR

		Effective Date:	1/23/08